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                     Exhibit (10)-T

                         ADDENDUM

         This Addendum is effective as of December 23, 1996 between Cable Car Beverage Corporation, a Delaware corporation (the "Company"), and Samuel M. Simpson, an individual resident of Colorado ("Executive").

        WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of December 15, 1994 (the "Employment Agreement") as amended January 9, 1996; and

        WHEREAS, the Company and Executive wish to modify certain terms of the Employment Agreement;

         NOW THEREFORE, the Company and Executive agree as follows:

         Section 5.01 of the Employment Agreement shall be replaced in its entirety with the following:

         "5.01Base Salary. Commencing on December 23, 1996, as compensation for services rendered by Executive under this Agreement, the Company shall pay to Executive a salary of $175,000 per year ("Base Salary" as adjusted pursuant to Section 5.02 below) which Base Salary shall be paid on a regular basis in accordance with the Company's current payroll procedures and policies."

         Section 5.03 of the Employment Agreement shall be replaced in its entirety with the following:

         "5.03Incentive Compensation. In addition to the Base Salary described in Section 5.01, above, Executive shall be eligible to receive such incentive compensation as the Board of Directors, in their sole discretion, may determine from time to time. For the fiscal year ending December 31, 1997, Executive shall be paid a bonus of $20,000 per point. Executive shall earn points for the Company's 1997 net sales as follows:


    $18,000,000 - $19,999,999    =    1 point
    $20,000,000 - $22,999,999    =    2 points
    $23,000,000 - $25,999,999    =    3 points
    $26,000,000 and above        =    4 points



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       Executive shall earn points for the Company's 1997 "Adjusted Net
              Income" (as defined below) as follows:


    $1,000,000 - $1,249,999    =    1 point
    $1,250,000 - $1,499,999    =    2 points
    $1,500,000 - $1,799,999    =    3 points
    $1,800,000 and above       =    4 points


          Points are not cumulative - e.g. if the
          Company's 1997 net sales are $27,000,000 and the Company's 1997 Adjusted Net Income is
          $1.9 million, executive earns 8 points, not 20 points.

   Section 5.07 shall be added to the Employment Agreement as follows:

          "5.07Death Benefit. In the event of the death of Executive the Company shall pay a death benefit to Executive's estate in the amount equal to one year of Executive's then current annual base salary. Said payment shall be made within thirty (30) days following Executive's death."

   For purposes of this Agreement, "Adjusted Net Income" shall be defined as the Company's net income for the fiscal year except that any bonuses payable to Executive pursuant to this Agreement shall not be included in salary expense for purposes of calculating Adjusted Net Income. Except for the exclusion of bonuses payable hereunder, net income shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

   In addition, Executive shall earn 2 points if the Company acquires royalty-free ownership of the Stewart's trademark (for all uses other than Stewart's Restaurants) on terms approved by the Company's Board of Directors.

    Any bonus payable hereunder shall be paid to Executive not later than forty-five (45) days following the end of the fiscal year for which such bonus is payable."

   Except for the express changes set forth above, all terms and provisions of the Employment Agreement remain unchanged and are in full force and effect.


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         IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year set forth above.


      Cable Car Beverage Corporation                Executive


  By: /s/Myron Stadler                      /s/Samuel M. Simpson
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Myron Stadler, Chief Accounting Officer        Samuel M. Simpson






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